Exhibit (a)(1)(D)

Offer to Purchase for Cash

All Outstanding Shares of Common Stock

of

Dawson Geophysical Company

at

$2.34 per Share

Pursuant to the Offer to Purchase Dated November 1, 2021

by

WB Acquisitions Inc.

a wholly-owned subsidiary of

Wilks Brothers, LLC

THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 11:59 P.M., NEW YORK CITY TIME ON NOVEMBER 30, 2021, UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED (SUCH DATE AND TIME, AS IT MAY BE EXTENDED, THE “EXPIRATION DATE”).

November 1, 2021

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

WB Acquisitions Inc., a Delaware corporation (“Merger Sub”) and a wholly-owned subsidiary of Wilks Brothers, LLC, a Texas limited liability company (“Parent”), is making an offer to purchase all outstanding shares of common stock, par value $0.01 per share (“Common Stock”, each, a “Share”, and, collectively, “Shares”), of Dawson Geophysical Company, a Texas corporation (“Target”), other than Shares held by Parent Related Entities, at a purchase price of $2.34 per Share (the “Offer Price”), in cash, without interest, subject to any required withholding of taxes and upon the terms and subject to the conditions set forth in the Offer to Purchase dated November 1, 2021 (as it may be amended or supplemented from time to time, the “Offer to Purchase”) and the related Letter of Transmittal (as it may be amended or supplemented from time to time, the “Letter of Transmittal” and, together with the Offer to Purchase, the “Offer”) enclosed herewith. Capitalized terms used herein and not otherwise defined have the respective meanings set forth in the Offer to Purchase.

Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Shares registered in your name or in the name of your nominee.

Enclosed herewith for your information and forwarding to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee are copies of the following documents:

1.	The Offer to Purchase.

2.

The related Letter of Transmittal for your use in accepting the Offer and tendering Shares and for the information of your clients. Facsimile copies of the Letter of Transmittal may be used to tender Shares.

3.

Notice of Guaranteed Delivery to be used to accept the Offer if certificates for Shares and all other required documents cannot be delivered to American Stock Transfer & Trust Company, LLC, the depositary for the Offer (the “Depositary”), or if the procedures for book-entry transfer cannot be completed, prior to the expiration of the Offer.

4.

A letter that may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Offer.

5.	The Target’s Solicitation/Recommendation Statement on Schedule 14D-9 dated November 1, 2021.

6.	IRS Form W-9 and instructions providing information relating to federal income tax backup withholding.

YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 11:59 P.M., NEW YORK CITY TIME, ON NOVEMBER 30, 2021, UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED.

The Offer is being made pursuant to the Agreement and Plan of Merger (as may be amended from time to time, the “Merger Agreement”), dated as of October 25, 2021, by and among Target, Parent and Merger Sub. The Merger Agreement provides, among other things, that as promptly as practicable after consummation of the Offer and subject to the satisfaction or waiver of the other conditions set forth in the Merger Agreement, including soliciting the applicable Shareholder approval, Merger Sub will merge with and into Target (the “Merger”), with Target continuing as the surviving corporation and a subsidiary of Parent.

At the effective time of the Merger (the “Merger Effective Time”), each outstanding Share (other than Shares held by Parent, us or any affiliate of Parent, or any Shareholders who have properly exercised their appraisal rights under the Texas Business Organizations Code (as amended, the “TBOC”)) will be automatically converted into the right to receive the Offer Price, in cash and without interest (the “Merger Consideration”), less any required withholding taxes. All such Shares shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and shall thereafter represent only the right to receive the Merger Consideration. Each Share held by Target as treasury stock (other than Shares in an employee plan of Target) immediately prior to the Merger Effective Time and each Share owned by Merger Sub as of the commencement of the Offer, shall be canceled, and no payment shall be made with respect thereto. Each share of common stock of Merger Sub outstanding immediately prior to the Merger Effective Time shall be canceled, and no payment shall be made with respect thereto.

Target Shareholders do not have appraisal rights in connection with the Offer. However, if the Merger is consummated, each holder of Shares at the Merger Effective Time who (i) did not validly tender such Shares into the Offer, (ii) has voted against the Merger and (iii) otherwise complies with the applicable statutory provisions of the TBOC, will be entitled to demand fair value of such Shares. Otherwise, each holder of Shares at the Merger Effective Time that (i) did not validly tender such Shares into the Offer and (ii) did not demand fair value in accordance with the TBOC will not be entitled to receive the same cash consideration, without interest and less any required withholding of taxes, for their Shares as was payable in the Offer. The “fair value” of such Shares as of the Merger Effective Time may be more than, less than, or equal to the Offer Price. The Merger Agreement is more fully described in Section 13 of the Offer to Purchase and Shareholders’ appraisal rights are more fully described in Section 12 to the Offer to Purchase.

The Board of Directors of Target (the “Target Board”) has unanimously (I) determined that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, are advisable and in the best interests of Target and its Shareholders, (II) approved, declared advisable and adopted the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, (III) resolved that the Merger Agreement and the Merger will be governed by and effected under the TBOC and (IV) recommended that Target’s Shareholders (other than Parent and its subsidiaries) accept the Offer and tender their Shares to Merger Sub and, if applicable, approve the Merger.

The Offer is conditioned upon, among other things there being validly tendered in accordance with the terms of the Offer and not validly withdrawn, immediately prior to the expiration of the Offer, a number of Shares that, together with the Shares then owned by Parent, Merger Sub, and any other affiliate or direct or indirect wholly-owned subsidiary of Parent (collectively, the “Parent Related Entities”), represent in the aggregate at least eighty percent (80%) of the Shares then outstanding (the “80% Minimum Condition”). There is no financing condition to the Offer. These and other conditions to the Offer are described in Sections 15 and 16 of the Offer to Purchase.

No alternative, conditional or contingent tenders will be accepted. In all cases, payment for Shares accepted for payment pursuant to the Offer will only be made after timely receipt by the Depositary of (i) certificates evidencing such Shares or confirmation of a book-entry transfer of such Shares into the Depositary’s account at

The Depository Trust Company pursuant to the procedures set forth in the Offer to Purchase, (ii) the Letter of Transmittal, properly completed and duly executed, with any required signature guarantees or, in the case of Shares held of record in book-entry form by a clearing corporation as nominee, an Agent’s Message (as described in the Offer to Purchase) in lieu of the Letter of Transmittal and (iii) any other documents required by the Letter of Transmittal. Accordingly, tendering Shareholders may be paid at different times depending upon when certificates or book-entry confirmations with respect to Shares are actually received by the Depositary. If you wish to tender Shares pursuant to the Offer and cannot deliver such Shares and all other required documents to the Depositary or cannot comply with the procedures for book-entry transfer described in Section 3 of the Offer to Purchase, in each case prior to the Expiration Date, you may nevertheless tender such Shares by following the procedures for guaranteed delivery set forth in Section 3 of the Offer to Purchase.

Merger Sub will not pay any fees or commissions to any broker, dealer or other person (other than to D.F. King & Co., Inc. (the “Information Agent”) and the Depositary as described in the Offer to Purchase) for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks, trust companies and other nominees will, upon request, be reimbursed by Merger Sub for reasonable and necessary costs and expenses incurred by them in forwarding the enclosed materials to their customers.

Merger Sub will pay all stock transfer taxes applicable to its purchase of Shares pursuant to the Offer, subject to Instruction 6 of the Letter of Transmittal.

In order to take advantage of the Offer, a duly executed and properly completed Letter of Transmittal (or a manually signed facsimile thereof) or, in the case of Shares held of record in book-entry form by a clearing corporation as nominee, an Agent’s Message (as defined in the Offer to Purchase) in lieu of the Letter of Transmittal, and any other required documents, should be sent to the Depositary, and certificates representing the tendered Shares should be delivered or such Shares should be tendered by book-entry transfer, all in accordance with the instructions contained in the Letter of Transmittal and in the Offer to Purchase. However, Shares tendered by the Notice of Guaranteed Delivery will not be deemed validly tendered for purposes of satisfying 80% Minimum Condition or the 65% Threshold, unless and until such Shares underlying such Notice of Guaranteed Delivery and other required documents are delivered to the Depositary or unless otherwise mutually agreed by Target and Merger Sub.

If holders of Shares wish to tender, but it is impracticable for them to forward their certificates or other required documents or to complete the procedures for delivery by book-entry transfer prior to the expiration of the Offer, a tender may be effected by following the guaranteed delivery procedures described in Section 3 of the Offer to Purchase.

Any inquiries you may have with respect to the Offer should be addressed to, and additional copies of the enclosed materials may be obtained from, the Information Agent or the undersigned at the addresses and telephone numbers set forth on the back cover of the Offer to Purchase.

Very truly yours,

D.F. King & Co., Inc.

November 1, 2021

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL RENDER YOU THE AGENT OF PARENT, PURCHASER, THE INFORMATION AGENT OR THE DEPOSITARY, OR ANY AFFILIATE OF ANY OF THEM, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.